                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant (x )
Filed by a Party other than the Registrant ( )
Check the appropriate box:
(  )   Preliminary Proxy Statement
(  )   Confidential, For use of the Commission Only (as permitted by Rule
       14a-6(e) (2))
(X )   Definitive Proxy Statement
(  )   Definitive Additional Materials
(  )   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            OXFORD HEALTH PLANS, INC.
                      ------------------------------------
                (Name of Registrant as Specified in Its Charter)

            -------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
(X )   No fee required.
(  )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

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       (2) Aggregate number of securities to which transaction applies:

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       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       (4) Proposed maximum aggregate value of transaction:

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       (5) Total fee paid:

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( ) Fee paid previously with preliminary materials.

       ( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)   Amount Previously Paid:


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       (2)   Form, Schedule or Registration Statement No.:

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       (3)   Filing Party:

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       (4)   Date Filed: April 2, 1999

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
                                                                   April 2, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") to be held on May 13, 1999 at 10:00 a.m., local time, at the Stamford Marriott Hotel, Two Stamford Forum, 243 Tresser Boulevard, Stamford, Connecticut 06901.

         This year, three directors are nominated for election to the Board. At the Meeting you will be asked to elect three Class II Directors to serve until the 2002 Annual Meeting and to consider a proposal to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year 1999.

         The accompanying Proxy Statement provides a detailed description of these proposals. You are urged to read the accompanying materials so that you may be informed about the business to come before the Meeting.

         It is important that your shares be represented at the Meeting. Accordingly, we urge you, whether or not you plan to attend the Meeting, to complete, sign and date your proxy and return it to us promptly in the enclosed envelope or to otherwise vote in accordance with the instructions on your proxy card. If you attend the Meeting, you may vote in person, even if you have previously mailed in your proxy. However, if you hold your shares in brokerage accounts ("street name"), you will need to provide a broker's power of attorney to be able to vote by ballot at the Meeting.

         We look forward to seeing you at the Meeting.

IF YOU PLAN TO ATTEND THE MEETING:

         Please note that space limitations make it necessary to limit attendance to stockholders and one guest. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m. Stockholders may be asked to present valid picture identification. Stockholders holding stock in street name will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.


                                            Sincerely,


                                            /s/ Norman C. Payson, M.D.

                                            Norman C. Payson, M.D.
                                            Chief Executive Officer

                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 13, 1999
                    -----------------------------------------

To the Stockholders of Oxford Health Plans, Inc.:

         NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders (the "Meeting") of Oxford Health Plans, Inc. (the "Company") will be held on May 13, 1999 at 10:00 a.m., local time, at the Stamford Marriott Hotel, Two Stamford Forum, 243 Tresser Boulevard, Stamford, Connecticut 06901, for the following purposes:

                  1. To elect three directors to serve as Class II Directors of the Company for a term ending at the 2002 Annual Meeting;

                  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal year 1999; and

                  3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         Only holders of record of outstanding shares of the Company's Common Stock, Series D Cumulative Preferred Stock and Series E Cumulative Preferred Stock at the close of business on March 26, 1999 will be entitled to notice of, and to vote at, the Meeting or any adjournment or postponement thereof.

                                       By Order of the Board of Directors

                                       /s/ Jeffery H. Boyd

                                       JEFFERY H. BOYD
                                       Executive Vice President, General Counsel and Secretary

Norwalk, Connecticut
April 2, 1999
                           --------------------------

YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE REFER TO THE INSTRUCTIONS INCLUDED ON THE ENCLOSED PROXY CARD. THE PROXY CARD WILL INDICATE IF YOU MAY VOTE BY RETURNING THE PROXY CARD IN THE ENVELOPE PROVIDED, BY INTERNET OR BY TELEPHONE.

                            OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                       ----------------------------------

                       PROXY STATEMENT FOR ANNUAL MEETING
                             TO BE HELD MAY 13, 1999
                       -----------------------------------

                                  INTRODUCTION

         This Proxy Statement is being furnished to stockholders of Oxford Health Plans, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on May 13, 1999, at 10:00 a.m., local time, at the Stamford Marriott Hotel, Two Stamford Forum, 243 Tresser Boulevard, Stamford, Connecticut 06901 and any adjournment or postponement thereof (the "Meeting").

         At the Meeting, stockholders will be asked to consider and vote upon two proposals: (1) to elect three directors to serve as Class II Directors of the Company until the 2002 Annual Meeting ("Proposal Number One"); and (2) to ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the calendar year 1999 ("Proposal Number Two").

         This Proxy Statement is dated April 2, 1999 and is first being mailed to stockholders along with the related form of proxy on or about April 2, 1999.

         If a proxy in the accompanying form is properly executed and returned to the Company in time for the Meeting or the proxy is otherwise voted in accordance with the instructions on the proxy card, and such proxy is not revoked prior to the time it is exercised, the shares represented by the proxy will be voted in accordance with the directions specified therein for the matters listed on the proxy card. You will save the Company expense when voting your shares by following the instructions on your proxy card and voting by internet or telephone. Unless the proxy specifies otherwise, proxies will be voted (a) FOR Proposal Number One and Proposal Number Two and (b) otherwise in the discretion of the proxy holders as to any other matter that may come before the Meeting.

         Votes are counted by tellers of the Company's transfer agent. These tellers will canvas the stockholders present at the Meeting, count their votes and count the votes represented by proxies presented. Abstentions and broker nonvotes are counted for purposes of determining the number of shares represented at the Meeting, but are deemed not to have voted on the proposal. Broker nonvotes occur when a broker nominee, holding shares in street name for the beneficial owner thereof, has not received voting instructions from the beneficial owner and does not have discretionary authority to vote.

REVOCABILITY OF PROXY

         Any stockholder of the Company who has given a proxy has the power to revoke such proxy at any time before it is voted either (i) by filing a written revocation or a duly executed proxy bearing a later date with Jeffery H. Boyd, Executive Vice President, General Counsel and Secretary of the Company, at Oxford Health Plans, Inc., 800 Connecticut Avenue, Norwalk, Connecticut 06854, or (ii) by appearing at the Meeting and voting in person. Attendance at the Meeting will not in and of itself constitute the revocation of a proxy. Voting by those present during the conduct of the Meeting will be by ballot. Stockholders whose shares are held by a broker in street name and who wish to vote by ballot at the Meeting, must attach a broker power of attorney to such ballot to evidence ownership and voting rights.

RECORD DATE, OUTSTANDING SECURITIES AND VOTES REQUIRED

         The Board of Directors of the Company has fixed the close of business on March 26, 1999 as the record date (the "Record Date") for determining holders of outstanding shares of the Company's Common Stock, par value $.01 par value ("Common Stock"), Series D Cumulative Preferred Stock, par value $0.01 per share ("Series D Preferred Stock"), and Series E Cumulative Preferred Stock, par value $0.01 per share ("Series E Preferred Stock") who are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 1,910 holders of record of Common Stock and 80,819,323 shares of Common Stock issued and outstanding, 22 holders of record of Series D Preferred Stock and 260,146.909 shares of Series D Preferred Stock issued and outstanding, and 22 holders of record of Series E Preferred Stock and 111,820.831 shares of Series E Preferred Stock issued and outstanding. As of the Record Date, each share of Common Stock is entitled to one vote, the shares of Series D Preferred Stock, in the aggregate, are entitled to 15,800,000 votes, and the shares of Series E Preferred Stock, in the aggregate, are entitled to 6,730,000 votes.

         The approval of Proposal Number One requires the affirmative vote of a plurality of the votes attributable to shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock which are present in person or by proxy at the Meeting. The approval of Proposal Number Two requires the affirmative vote of a majority of the votes cast by the shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock which are present in person or by proxy at the Meeting.

         The Company expects that the officers and directors of the Company will vote the shares of Common Stock held by them (representing approximately 5.6% of the shares of Common Stock issued and outstanding as of March 1, 1999) in favor of Proposal Number One and Proposal Number Two.

                               PROPOSAL NUMBER ONE
                              ELECTION OF DIRECTORS

         The Company's Second Amended and Restated Certificate of Incorporation, as amended, provides for a Board of Directors divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board permits, with the term of office of one class expiring each year at the Annual Meeting. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships.

         The Board of Directors presently consists of eleven persons: Fred N. Nazem, Norman C. Payson, M.D., David Bonderman, Jonathan J. Coslet, James G. Coulter, Robert B. Milligan, Jr., Marcia J. Radosevich, Ph.D., Benjamin H. Safirstein, M.D., Thomas A. Scully, Kent J. Thiry and Stephen F. Wiggins. The proxies cannot be voted for a greater number of persons than the three nominees named.

         Three individuals are to be elected to serve as Class II Directors for a term of three years and until the election and qualification of their successor. Unless a stockholder WITHHOLDS AUTHORITY, the holders of proxies representing shares of Common Stock, Series D Preferred Stock and Series E Preferred Stock will vote FOR the election of Fred F. Nazem, James G. Coulter and Thomas A. Scully. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve as a Director of the Company. However, if a nominee shall be unavailable for any reason, then the proxies may be voted for the election of such person as may be recommended by the Board of Directors. Messrs. Thiry, Bonderman and Coslet and Dr. Safirstein serve as Class I Directors whose terms expire in 2001, and Drs. Payson and Radosevich and Messrs. Wiggins and Milligan serve as Class III Directors whose terms expire in 2000. These directors are not standing for reelection because their terms as directors extend past the Meeting.

         Pursuant to the terms of the Investment Agreement dated as of February 23, 1998, as amended (the "Investment Agreement"), by and between the Company and TPG Partners II, L.P. ("TPG Partners"), an affiliate of Texas Pacific Group ("TPG"), certain affiliates of TPG Partners and certain assignees of TPG Partners purchased $350 million in shares of senior preferred stock and warrants to purchase Common Stock. In the Investment Agreement, the Company agreed to increase the number of directors to a minimum of 11 directors and a maximum of 13 directors and to appoint Dr. Payson as its Chief Executive Officer and as a Director and agreed that TPG would be entitled to nominate four additional directors. Dr. Payson was elected Chief Executive Officer and joined the Board of Directors in May 1998. Messrs. Bonderman, Coslet and Coulter were nominated by TPG pursuant to the Investment Agreement and joined the Board of Directors in May 1998. Mr. Thiry was also nominated by TPG pursuant to the Investment Agreement and joined the Board of Directors in August 1998.

         In the months following the October 27, 1997 decline in the price per share of the Company's Common Stock, ten purported shareholder derivative actions were commenced on behalf of the Company in Connecticut Superior Court and in the United States District Courts for the Southern District of New York and the District of Connecticut against the Company's directors and certain of its officers (and the Company itself as a nominal defendant). These derivative complaints generally alleged that defendants breached their fiduciary obligations to the Company, mismanaged the Company and wasted its assets in planning and implementing certain changes to the Company's computer system, by making misrepresentations concerning the status of those changes in the Company's computer system, by failing to design and to implement adequate financial controls and information systems for the Company, and by making misrepresentations concerning the Company's membership enrollment, revenues, profits and medical costs in the Company's financial statements and other public representations. The complaints further allege that certain of the defendants breached their fiduciary obligations to the Company by disposing of the Company's Common Stock while the price of that Common Stock was artificially inflated by their alleged misstatements and omissions. The complaints seek unspecified damages, attorneys' and experts' fees and costs and such other relief as the court deems proper. None of the plaintiffs has made a demand on the Company's Board of Directors that the Company pursue the causes of action alleged in the complaint. Each complaint alleges that plaintiff's duty to make such a demand was excused by the directors' alleged conflict of interest with respect to the matters alleged therein.

         The following table sets forth the age and title of each nominee director, each director continuing in office and each executive officer of the Company who is not a director, followed by descriptions of such person's additional business experience during the past five years.

                   NOMINEES FOR ELECTION AS CLASS II DIRECTORS

Name                                        Age               Position
Fred F. Nazem                               58                Chairman of the Board of Directors
James G. Coulter                            39                Director
Thomas A. Scully                            41                Director


                     DIRECTORS WHOSE TERMS HAVE NOT EXPIRED

Name                                        Age               Position
Norman C. Payson, M.D.                      50                Chief Executive Officer, Director
David Bonderman                             56                Director
Jonathan J. Coslet                          34                Director
Robert B. Milligan, Jr.                     49                Director
Marcia J. Radosevich, Ph.D.                 46                Director
Benjamin H. Safirstein, M.D.                60                Director
Kent J. Thiry                               43                Director
Stephen F. Wiggins                          42                Director


                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name                                        Age               Position
William M. Sullivan                         35                President
Jeffery H. Boyd                             42                Executive Vice President, General Counsel and Secretary
Yon Y. Jorden                               44                Executive Vice President, Chief Financial Officer
Alan Muney, M.D., M.H.A.                    45                Executive Vice President, Chief Medical Officer
Marvin P. Rich                              53                Executive Vice President, Chief Administrative Officer

         Fred F. Nazem has served as a Director of the Company since June 1990. He was elected non-executive Chairman of the Board in February 1998. Since 1981, Mr. Nazem has been President of Nazem, Inc. and Managing General Partner of the general partner of several Nazem & Company limited partnerships that are affiliated venture capital funds. Mr. Nazem is a director of two public companies, Tegal Corporation and Spatial Technologies, Inc., as well as a number of privately held firms.

         Norman C. Payson, M.D. became the Chief Executive Officer and a Director of the Company in May 1998. Dr. Payson co-founded Healthsource, Inc. in 1985, a health maintenance organization in Hooksett, New Hampshire, and served as President and Chief Executive Officer of Healthsource until its sale to Cigna Corporation in August of 1997. From 1980 until 1984, Dr. Payson was the Chief Executive Officer of the Hawthorne Community Medical Group, Inc., a multi-specialty physician group with a primary HMO practice of approximately 100,000 members. From 1975 to 1980, Dr. Payson was a family practitioner and involved in HMOs.

         David Bonderman joined the Board of Directors in May 1998. Mr. Bonderman is a principal of TPG, a partnership he co-founded in 1992. Mr. Bonderman serves on the Boards of Directors of J. Crew Group, Inc., Continental Airlines, Inc., Bell & Howell Company, Virgin Entertainment, Beringer Wine Estates, Inc., Denbury Resources, Inc., Ducati Motor Holdings, S.p.A. and Washington Mutual, Inc. and is Chairman of the Board of Ryanair, PLC. Mr. Bonderman also serves in general partner advisory board roles for Newbridge Investment Partners, L.P., Newbridge Latin America, L.P. and Aqua International, L.P.

         Jonathan J. Coslet joined the Board of Directors in May 1998. Mr. Coslet has been an executive of TPG since 1993. Prior to joining TPG, Mr. Coslet was in the Investment Banking Department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from September 1991 to February 1993. Mr. Coslet serves on the Board of Directors of PPOM, L.P. and Genesis ElderCare Corp.

         James G. Coulter joined the Board of Directors in May 1998. Mr. Coulter is a principal of TPG, a partnership he co-founded in 1992. Mr. Coulter serves on the Boards of Directors of J. Crew Group, Inc., America West Airlines, Inc., Virgin Entertainment, Beringer Wine Estates, Inc., Genesis ElderCare Corp. and Paradyne Partners, L.P. and was formerly on the Board of Directors of Allied Waste Industries, Inc. and Continental Airlines, Inc. Mr. Coulter also serves in general partner advisory board roles for Newbridge Investment Partners, L.P., Newbridge Latin America, L.P. and Aqua International, L.P.

         Robert B. Milligan, Jr. has been a Director of the Company since July 1992. Mr. Milligan was Chairman of Wyndam Capital, L.P., a registered broker-dealer, from 1995 through 1998 and, through December 1997, was Director, President and Chief Executive Officer of Verigen Inc., a biopharmaceutical company. From 1989 through 1995, Mr. Milligan was the managing general partner of Madison Group, L.P., a private equity fund. Mr. Milligan currently engages in business and financial consulting as President and Chief Executive Officer of Fairchester, Inc. Mr. Milligan has been an officer and, in the past, has served on the boards of several private and public companies.

         Marcia J. Radosevich, Ph.D. has been a Director since July 1994. Dr. Radosevich has been acting as a consultant to Boston University's Health Policy Institute since March 1998. From April 1992 until December 1997, Dr. Radosevich was the Chairman, President and Chief Executive Officer of HPR Inc. (formerly, Health Payment Review, Inc.), a software company headquartered in Cambridge, Massachusetts, which develops and markets cost management, provider profiling and information systems for the health care industry. From December 1997 until March 1998, Dr. Radosevich worked as a consultant to HPR Inc.

         Benjamin H. Safirstein, M.D. has been a Director since 1985. Dr. Safirstein was Oxford's New York Regional Vice President and Medical Director from January 1996 until July 1998. Dr. Safirstein served as the Senior Medical Director of the Company from 1985 to September 1992. Dr. Safirstein is a Clinical Associate Professor of Medicine. He is board certified in internal medicine and pulmonary medicine. Dr. Safirstein also is in private practice with the Montclair Medical Group, Montclair, New Jersey. Dr. Safirstein is a graduate of the Chicago Medical School and the Mount Sinai Hospital residency program, where he was Chief Resident of Medicine.

         Thomas A. Scully has been a Director since September 1993. Since January 1995, he has been President of the Federation of American Health Systems in Washington, D.C. From 1992 until the end of 1994, he was a partner in the Washington D. C. law firm of Patton, Boggs & Blow. Prior to that, Mr. Scully served for four years on the White House staff. During 1992, he was Deputy Assistant for Domestic Policy to President Bush.

         Kent J. Thiry has been a Director of the Company since August 1998. Mr. Thiry has been President and Chief Executive Officer of Vivra Holdings, Inc., a specialty healthcare services company, since June 1997. Prior thereto, Mr. Thiry was Chief Executive Officer of Vivra Incorporated from November 1992 and President and Chief Operating Officer of Vivra Incorporated from September 1991.

         Stephen F. Wiggins, the founder of the Company, served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its formation in 1984 until August 1997. He retained the title of Chairman of the Board until February 1998. Since February 1998, Mr. Wiggins has been a Director of the Company.

         William M. Sullivan joined the Company as Director of Sales in August of 1988, was appointed Vice President, Sales in January 1990, was elected Executive Vice President in December 1994 and was appointed to the additional position of Chief Executive Officer of the Company's New York region in October 1995. He was appointed President and Chief Operating Officer in July 1996 and was elected Chief Executive Officer of the Company in August 1997. In May 1998, Mr. Sullivan became President of the Company.

         Jeffery H. Boyd joined the Company as Executive Vice President and General Counsel in June 1995. Prior to joining the Company, Mr. Boyd was Assistant General Counsel of Lord, Abbett & Co., a private investment management firm, from July 1994 to May 1995. From March 1988 to June 1994, Mr. Boyd was a partner with the law firm of Robinson & Cole.

         Yon Y. Jorden joined the Company as Chief Financial Officer effective June 22, 1998. Prior to joining the Company, Ms. Jorden had been Senior Vice President of Aera Energy LLC, a joint venture of Shell Oil Company and Mobil Corporation since June 1997. Prior thereto, Ms. Jorden worked for Wellpoint Health Networks, Inc. and Blue Cross of California as Senior Vice President and Chief Financial Officer from September 1993 until June 1997 and as Vice President and Controller from October 1990 until September 1993.

         Alan Muney, M.D., M.H.A. joined the Company as Vice President/Chief Medical Officer in April 1998. Prior thereto, Dr. Muney was the Senior Vice President of Medical Affairs/Chief Medical Officer of Avanti Health Systems and NYLCare Health Plans from December 1995 until April 1998. From 1988 until 1995, Dr. Muney held a number of positions with Mulliken Managed Care, his most recent position being Regional Medical Director.

         Marvin P. Rich joined the Company as Executive Vice President and Chief Administrative Officer in March 1998. Previously, Mr. Rich was Executive Vice President, Strategic Planning, Finance & Administration for Kmart Corporation from October 1994 to March 1998. From 1989 through 1994, Mr. Rich was Executive Vice President at Wellpoint Health Networks, Inc. in charge of specialty companies and financial and information services.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has established an Audit Committee, the current members of which are Messrs. Nazem (Chairman), Coslet, Milligan and Scully, a Compensation Committee currently comprised of Messrs. Milligan (Chairman), Coulter, Scully and Thiry, a Nominating Committee currently comprised of Messrs. Bonderman (Chairman), Milligan and Nazem and Dr. Payson, an Ethics and Business Practices Committee, the current members of which are Messrs. Coslet (Chairman), Nazem and Scully and Dr. Radosevich, and a Special Litigation Committee, the current members of which are Messrs. Bonderman (Chairman) and Coslet and Dr. Payson. On January 6, 1998, the Board of Directors established an Executive Committee, the members of which were Messrs. Nazem, Adamson and Wiggins. The Executive Committee was disbanded on February 23, 1998.

         The functions of the Audit Committee are to recommend annually to the Board of Directors the appointment of the independent auditors for the Company, discuss and review the scope and the fees of the prospective annual audit and review the results thereof with the independent auditors, review and approve nonaudit services of the independent certified public accountants, review compliance with existing major accounting and financial policies of the Company, review the adequacy of the financial organization of the Company, and review management's procedures and policies relative to the adequacy of the Company's internal accounting controls and compliance with federal and state laws relating to accounting practices.

         The Compensation Committee consists entirely of independent directors and administers the Oxford Health Plans, Inc. 1991 Stock Option Plan (the "1991 Stock Option Plans"), the Oxford Health Plans, Inc. 1997 Independent Contractor Plan (the "Independent Contractor Plan") and the 1996 Management Incentive Compensation Plan of Oxford Health Plans, Inc. (the "Incentive Compensation Plan") and oversees administration of the Company's 401(k) Plan. The Committee also reviews and recommends from time to time amendments to compensation plans and new compensation plans. The Compensation Committee also considers and makes recommendations with respect to the compensation of the Company's Chief Executive Officer and other members of senior management and makes recommendations to the Board of Directors generally on organization, succession, salary and incentive compensation, and other grants and awards under the Company's compensation and benefit plans.

         The Nominating Committee consists of a majority of independent directors and was established in 1995 to consider and make recommendations on nominations for membership in the Company's Board of Directors. The Committee will consider nominees recommended by stockholders upon submission in writing to the Secretary of the Company of the names of such nominees, together with their qualifications for service as a director of the Company.

         The Ethics and Business Practices Committee was established in 1997 to supervise the development of comprehensive programs to promote and monitor the Company's compliance with applicable legal and regulatory requirements and the development of value-based business practice guidelines for the Company. The Committee works directly with the Company's Vice President - Compliance and also oversees the Company's responses to regulatory examinations and inquiries.

         In May 1998, the Board of Directors established a Special Litigation Committee to oversee and direct the Company's position and responses with respect to pending class action and derivative litigation and related regulatory investigations and proceedings. All of the members of the Special Litigation Committee were appointed to the Board of Directors after the events which have given rise to the litigation.

         In January 1998, the Board of Directors established an Executive Committee to supervise certain aspects of the Company's operations, the members of which were Fred F. Nazem, Stephen F. Wiggins and James B. Adamson, a former member of the Board of Directors, with Mr. Nazem acting as Chairman of the Committee. The Executive Committee was disbanded in February 1998.

         During 1998, the Board of Directors held sixteen meetings, the Audit Committee held five meetings, the Compensation Committee held seven meetings and the Ethics and Business Practices Committee held three meetings. The Nominating Committee did not hold any meetings in 1998. During 1998, each Director of the Company attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of any committees upon which he or she served which occurred while each Director was a member of the Board and such committees, with the exception of the following: (i) Mr. Coulter attended 50% of the meetings of the Compensation Committee which occurred while he was a member of such committee; and (ii) Ms. Radosevich attended 66% of the meetings of the Ethics and Business Practices Committee which occurred while she was a member of such committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of its Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission") and the National Association of Securities Dealers, Inc. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Section 16(a) forms that they file.

         Based on its review of the copies of such forms received by it, or written representations from certain reporting persons that no reports on Form 5 or Form 4 were required for those persons, the Company believes all filing requirements applicable to its officers, directors and greater than ten percent stockholders were complied with in 1998.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of Norman C. Payson, M.D. and William M. Sullivan, each of whom served as Chief Executive Officer of the Company during 1998, and the four most highly compensated executive officers of the Company in 1998.


                                                                                                     LONG
                                                                                                     TERM
                                                             ANNUAL COMPENSATION                  COMPEN-           ALL OTHER
        NAME AND PRINCIPAL                                   -------------------               SATION AWARDS-       COMPENSA-
        POSITION                             YEAR         SALARY(1)     BONUS      OTHER(2)       OPTIONS(3)           TION(4)
        --------                             ----         ---------     -----      --------      --------------        -------
        NORMAN C. PAYSON, M.D.                1998        $350,000     $350,000  $2,571,784         3,000,000         $     -
          CHIEF EXECUTIVE OFFICER (5)         1997               -            -           -                 -               -
                                              1996               -            -           -                 -               -

        WILLIAM M. SULLIVAN                   1998         600,000      500,000      29,112           400,000          28,004
          PRESIDENT(6)                        1997         492,692            -       6,075           100,000          27,888
                                              1996         259,616      250,000       5,850            35,000          28,610

        JEFFERY H. BOYD                       1998         325,000      250,000       6,600           275,000          30,610
          EXECUTIVE VICE  PRESIDENT           1997         320,567      250,000       6,854            70,000          29,944
          AND GENERAL COUNSEL                 1996         259,616      130,000       6,600            35,000          30,348

        YON Y. JORDEN                         1998         215,385      300,000     142,271           300,000            -
          EXECUTIVE VICE PRESIDENT            1997               -            -           -                 -            -
          AND CHIEF FINANCIAL OFFICER         1996               -            -           -                 -            -
          (7)

        MARVIN P. RICH                        1998         450,000      300,000     213,037           800,000          2,077
          EXECUTIVE VICE PRESIDENT            1997               -            -           -                 -            -
          AND CHIEF ADMINISTRATIVE OFFICER    1996               -            -           -                 -            -
          (8)

        THOMAS A. BEAUCHAMP                   1998         259,616      150,000       2,700           200,000            -
          SENIOR VICE PRESIDENT,              1997               -            -           -                 -            -
          INFORMATION SYSTEMS (9)             1996               -            -           -                 -            -


(1) Includes amounts of compensation deferred by the named officers pursuant to the Company's qualified defined contribution plan (the "Savings Plan").
(2) Includes payment by the Company of certain personal expenses, including moving, living, transportation and financial planning expenses, and, for Dr. Payson only, the value of a below market purchase of 644,330 shares of Common Stock of $2,065,464. This value is based on the difference between the purchase price of $15.52 per share and the average market price of the Company's Common Stock on May 13, 1998, when Dr. Payson actually purchased the shares, of $18.73. Dr. Payson became obligated to purchase these shares on February 23, 1998 when he entered into his employment agreement and the purchase price was determined based on the trading value of the Company's Common Stock during the time the agreement was being negotiated. The amounts paid by the Company for Mr. Sullivan and Mr. Boyd represent payment of automobile allowances. The Company paid $9,183 and $129,488 for Ms. Jorden's financial planning and moving expenses, respectively, and $208,086 for Mr. Rich's moving expenses.
(3) All option grants have been adjusted for the Company's two-for-one stock split effective March 1996. (4) Includes matching contributions made by the Company pursuant to the Savings Plan and premiums paid by the Company for certain life insurance policies.
(5)      Dr. Payson became Chief Executive Officer in May 1998.
(6) Mr. Sullivan served as Chief Executive Officer until May 1998. Thereafter he has served as President of the Company.
(7)      Ms. Jorden commenced employment with the Company on June 22, 1998.
(8)      Mr. Rich commenced employment with the Company on March 31, 1998.
(9)      Mr. Beauchamp commenced employment with the Company on June 29, 1998.

                             OPTIONS GRANTED IN 1998

         The following table sets forth certain information regarding stock options granted in 1998 to the six individuals named in the Summary Compensation Table. In addition, in accordance with the Commission's rules, the table also shows the present value of such grants at the date of grant under the Black-Scholes option pricing model using the assumptions specified in the footnotes thereto. It should be noted that this model is only one method of valuing options and the Company's use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different and the value actually realized, if any, will depend upon the excess of the market value of the Common Stock over the exercise price at the time of exercise.

                                                          % OF TOTAL
                                    # OF SECURITIES        OPTIONS                          MARKET
                                      UNDERLYING          GRANTED TO      EXERCISE PRICE     PRICE                    GRANT DATE
                                        OPTIONS          EMPLOYEES IN        PER SHARE      ON DATE    EXPIRATION    PRESENT VALUE
                NAME                  GRANTED (1)        FISCAL YEAR       ($/SHARE) (2)   OF GRANT       DATE          ($)(3)
----------------------------------------------------------------------------------------------------------------------------------
NORMAN C. PAYSON                     2,000,000(4)            17.6%           $15.5200      $19.937      2/23/08         $7,394,000
                                     1,000,000                8.8%            $6.0625                   8/28/05         $1,433,000

WILLIAM M. SULLIVAN                    200,000                1.8%           $15.3750                   3/30/03         $  890,000
                                       200,000                1.8%            $6.0625                   8/28/03         $  374,000

JEFFERY H. BOYD                        200,000                1.8%           $15.3750                   3/30/03         $  890,000
                                        75,000                0.7%            $6.0625                   8/28/03         $  131,000

YON Y. JORDEN                          200,000                1.8%           $15.3750                   6/22/03         $  888,000
                                       100,000                0.9%            $6.0625                   8/28/03         $  175,000

MARVIN P. RICH                         800,000                7.0%           $15.3750                   3/30/03         $3,560,000

THOMAS A. BEAUCHAMP                    200,000                1.8%            $15.625                   6/29/03         $  902,000

(1) All options granted and reported in this table, except for the grant of 2,000,000 options to Dr. Payson and 800,000 granted to Mr. Rich, were made pursuant to the Oxford Health Plans, Inc. 1991 Stock Option Plan, as amended (the "1991 Stock Option Plan"). Except for the options granted to Dr. Payson, all of the options granted under the 1991 Sock Option Plan and reported in this table have the following material terms: options may be either (i) "incentive stock options" under
         Section 422 of the Internal Revenue Code of 1986 or (ii) nonqualified stock options; all options expire five years from the date of grant; and the aggregate fair market value (determined at the time of grant) of shares issuable pursuant to incentive stock options which become exercisable in any calendar year by an employee may not exceed $100,000. The options granted to Mr. Rich are nonqualified and expire five years from the date of grant. Except for the options granted to Dr. Payson and Mr. Sullivan, 25% of the above listed options vest on each of the first four anniversaries following the date of grant. On March 3, 1999, the vesting schedules of Mr. Sullivan's 1998 option grants were amended to provide that (i) 25% of the options from each grant vest on the first anniversary of such grant; (ii) an additional 25% of the options from each grant vest on March 31, 2000 and (iii) the remaining options from each grant vest on a pro rata basis over the next twelve months. The Committee may provide for accelerated exercisability of options upon the optionee's death, retirement, disability (or other events), upon a Change of Control (as defined in the 1991 Stock Option Plan) or the reasonable possibility of a Change of Control during the succeeding six-month period. The Committee has determined that all of the above named officers' options shall vest upon a Change of Control. The grant of 1,000,000 options to Dr. Payson under the 1991 Stock Option Plan vest annually over a period of four years beginning February 23, 1999 and expire seven years from the date of grant.
(2) Exercise price is the fair market value of the Common Stock at the date of grant except for the grant of 2,000,000 options to Dr. Payson (see note 4 below).
(3) The amounts shown are based on the Black-Scholes option pricing model which uses certain assumptions to estimate the value of employee stock options. The material assumptions used include the following: expected volatility of 31%; expected term of four years from the date of grant; no expected dividends; and risk-free interest rates of 5.30% for options granted February 23, 1998, 5.25% for options granted March 30, 1998, 5.18% for options granted June 22, 1998 and June 29, 1998 and 5.15% for options granted August 28, 1998. The Black-Scholes valuation was discounted 3% per year of vesting to account for risk of forfeiture and lack of transferability. Dr. Payson's options are discounted further to reflect material restrictions on sale and transfer of shares acquired upon exercise imposed pursuant to Dr. Payson's employment agreement. The application of a different assumption for expected volatility would result in different values for options granted. The expected future volatility applied in determining grant date present value is less than the Company's historical volatility because the Company believes that its historical volatility was unusually high. An increase in the volatility assumption would result in an increase in the grant date present value. The Company believes that no option pricing model can accurately predict the future value of employee stock options. Such options' value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.
(4) On February 23, 1998, Dr. Payson was granted a nonqualified stock option (the "Option") to purchase 2,000,000 shares of Common Stock at an exercise price of $15.52 per share, which price was established in connection with the negotiation of Dr. Payson's employment agreement and the Investment Agreement with TPG based on the trading range of the Company's Common Stock during the negotiations. The closing market price on the actual grant date was $19.937. The Option provides that 800,000 shares vested on February 23, 1999, and that the remaining 1,200,000 shares will vest ratably on a monthly basis over the 36-month period ending February 23, 2002, provided in each case that Dr. Payson is employed by the Company on the applicable vesting date. The Option expires ten years from the date of grant. The Option also provides for acceleration of vesting and extended exercisability periods in certain circumstances, including certain terminations of employment and a Change of Control (as defined in the 1991 Stock Option Plan). The Option is subject to material restrictions on sale and transfer of shares acquired upon exercise imposed pursuant to Dr. Payson's employment agreement despite meeting the vesting requirements of the Option.

                       AGGREGATED OPTION EXERCISES IN 1998
                     AND OPTION VALUES AT DECEMBER 31, 1998

         The six individuals named in the Summary Compensation Table effected no stock option exercises during 1998 and therefore recognized no gains on the exercise of stock options during 1998. The following table indicates the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 1998 and the values for "in-the-money" options which represent the excess of the closing market price of the Common Stock at December 31, 1998 over the exercise price of any such existing stock options. All values have been adjusted for the Company's two-for-one stock splits effected in 1993, 1995 and 1996.

                                                                           Number of Securities             Value of Unexercised
                                                                    Underlying Unexercised Options(1)       In-The-Money Options
                                                                        At December 31, 1998(#)           At December 31, 1998($)
                               Shares Acquired         Value             ------------------------      -------------------------
    Name                        On Exercise(#)       Realized($)         Exercisable/Unexercisable     Exercisable/Unexercisable
    ----                        --------------       -----------         -------------------------     -------------------------
NORMAN C. PAYSON                        -           $    -                        - / 3,000,000                 - /  8,813,000

WILLIAM M. SULLIVAN                     -                -                    421,132 / 507,500          2,426,000 / 1,763,000

JEFFERY H. BOYD                         -                -                    140,148 / 390,000                  - /   661,000

YON Y. JORDEN                           -                -                          - / 300,000                  - /   882,000

MARVIN P. RICH                          -                -                          - / 800,000                  - /   -

THOMAS A. BEAUCHAMP                     -                -                          - / 200,000                  - /   -

(1) All of the above listed options vest upon the occurrence of a change of control.

DIRECTORS' COMPENSATION

         Each member of the Company's Board of Directors who is not a current employee of the Company ("Non-Employee Director") receives an annual retainer of $38,000. In addition, each Non-Employee Director is entitled to receive $1,000 plus expenses for each meeting of the Board of Directors and for each committee meeting attended in person and $500 for each meeting attended by telephone conference. Non-Employee Directors who are not former employees of the Company may participate in the Non-Employee Directors Stock Option Plan, as amended (the "Plan"), and be awarded nonqualified stock options. The Plan currently provides that each year, on the first Friday following the Company's annual meeting of stockholders, each individual elected, reelected or continuing as a Non-Employee Director and who are not former employees of the Company will automatically receive a nonqualified stock option for 5,000 shares of the Company's Common Stock. The exercise price for such options is either the average of the high and low prices at which the Common Stock traded on the Nasdaq National Market on the date of grant or the last sale price of Common Stock on the Nasdaq National Market on the date of grant, whichever is higher. The Plan provides that one-fourth of the options granted under the Plan vest on each of the date of grant and the Friday prior to the first, second and third Annual Meeting of Stockholders following the date of grant. Pursuant to the Plan, on September 4, 1998, Dr. Radosevich and Messrs. Bonderman, Coulter, Coslet, Milligan, Scully and Thiry were each granted options to purchase 5,000 shares of the Company's Common Stock at an exercise price of $6.9375 per share under the Plan. On September 4, 1998, Dr. Safirstein was granted an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $6.9375 under the 1991 Stock Option Plan. These options are nonqualified, vest 25% a year beginning on the first anniversary of the date of grant and expire five years from the date of grant.

         In January 1998, the Board of Directors established an Executive Committee to supervise certain aspects of the Company's operations the members of which were Messrs. Adamson, Nazem and Wiggins, with Mr. Nazem acting as Chairman of the Executive Committee. The Executive Committee was disbanded in February 1998. In recognition of the responsibilities assumed by Mr. Adamson and Mr. Nazem in serving on the Executive Committee, the Compensation Committee recommended, and the Board determined, that Mr. Adamson and Mr. Nazem be awarded cash compensation of $100,000 and $125,000, respectively, and options to acquire 20,000 and 75,000 shares, respectively, of the Company's Common Stock.

         In the first quarter of 1998, Mr. Milligan, Mr. Scully and Dr. Radosevich each received a payment of $30,000 in lieu of Board and Committee meeting fees for a substantial number of meetings and telephone conferences held through February 1998. Mr. Milligan received an additional payment of $70,000 as compensation for substantial time devoted by Mr. Milligan in recruiting new management personnel and preparation and negotiations relating to agreements with management personnel. Effective February 23, 1998, Mr. Nazem agreed to serve as Chairman of the Board of Directors. As compensation for his service as such, the Board of Directors approved payment of an annual retainer of $250,000 and a grant of options to acquire 250,000 shares of the Company's Common Stock. 125,000 of these options were granted on March 30, 1998 with an exercise price of $15.375, 100,000 of which vested on May 13, 1998 and 25,000 of which vest upon the earlier of (i) the date on which the average closing price of the Company's Common Stock for any 20 day period preceding the second anniversary of the grant is equal to or greater than twice the exercise price or (ii) May 13, 2003. The vesting of these 25,000 options would be accelerated upon a Change of Control or upon Mr. Nazem's ceasing to act as Chairman. The remaining 125,000 options were granted on August 28, 1998 at an exercise price of $6.0625 and vested on January 6, 1999 upon the Company's Common Stock achieving an average closing price of $12.125 for a 20 day period. In addition, on September 28, 1998, the Company entered into a consulting agreement with Mr. Nazem pursuant to which the Company agreed to pay and grant to Mr. Nazem the above described compensation and stock options and to retain Mr. Nazem as a consultant until the earlier to occur of Mr. Nazem ceasing to have any unexercised stock options or August 28, 2005.

         On July 24, 1998, the Company entered into a letter agreement with Dr. Safirstein pursuant to which Dr. Safirstein and the Company agreed that Dr. Safirstein would no longer be an employee of the Company and that the Company would pay him, in twelve equal installments, an amount equal to his base salary earned during the twelve-month period preceding his termination and a lump sum bonus in an amount equal to 50% his base salary as of December 31, 1997. The Company also agreed to retain Dr. Safirstein as a consultant for a period of one year for a fee of $100,000, payable quarterly. During the consulting period, Dr. Safirstein continues to receive welfare benefits and his stock options continue to vest.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     In February 1998, Dr. Payson entered into an employment agreement with the Company (the "Payson Agreement") for an initial four-year term, with an automatic one year renewal on the fourth anniversary of the effective date and on each anniversary thereafter, unless one year's prior notice not to renew is given. Pursuant to the Payson Agreement, Dr. Payson served the Company initially in a consulting capacity and, as of May 13, 1998, the closing date (the "Financing Effective Date") of the financings pursuant to the Investment Agreement (the "TPG Financing"), he became Chief Executive Officer (and was also appointed a director) of the Company. Dr. Payson receives a base salary of $350,000 and is eligible to receive an annual incentive award under the Company's incentive compensation plans. Dr. Payson's base salary may be increased at the discretion of the Compensation Committee. Upon consummation of the Payson Agreement, Dr. Payson received a nonrefundable payment of $700,000 that offset any payments of base salary and bonus for 1998.

         In addition, Dr. Payson was granted a nonqualified stock option (the "Option") to purchase 2,000,000 shares of Common Stock at an exercise price of $15.52 per share, and a nonqualified stock option (the "Additional Option") to purchase an additional 1,000,000 shares of Company Common Stock under the 1991 Stock Option Plan. The Option generally provides that 800,000 shares will vest on February 23, 1999, and that the remaining 1,200,000 shares will vest ratably on a monthly basis over the 36-month period ending February 23, 2002, provided in each case that Dr. Payson is employed by the Company on the applicable vesting date. The Option also provides for acceleration of vesting and extended exercisability periods in certain circumstances, including certain terminations of employment and a Change of Control (as defined in the 1991 Stock Option Plan) of the Company. The Additional Option was granted on August 28, 1998, has an exercise price of $6.0625, will generally vest ratably over the four years commencing February 23, 1999, and will otherwise be subject to the terms and conditions of the 1991 Stock Option Plan. The Additional Option also provides for accelerated vesting following a Change of Control.

         Pursuant to the Payson Agreement, upon the Financing Effective Date, Dr. Payson purchased 644,330 shares of Common Stock (the "Purchased Shares") at a cost of $10 million based on a purchase price of $15.52 per share. The Purchased Shares and the shares acquired pursuant to exercise of the Option and the Additional Option are subject to material restrictions on transfer and disposition during the term of the Payson Agreement, which restrictions lapse upon a Change of Control.

         Pursuant to the Payson Agreement, if Dr. Payson is terminated by the Company for Cause (as defined in the Payson Agreement) or if he voluntarily terminates other than for Good Reason (as defined in the Payson Agreement), he has agreed (i) not to compete with the Company for a period of six months following such termination, if such termination occurs before the first anniversary of the Payson Agreement, or for a period of one year following such termination, if such termination occurs after the first anniversary of the Payson Agreement, and (ii) not to solicit the Company's employees, customers and providers for a period of six months following such termination. The noncompetition and nonsolicitation covenants cease to apply following a change of control of the Company.

         In 1996, Mr. Sullivan and Mr. Boyd entered into employment agreements with the Company both of which were amended in 1998. The agreements are for initial two-year terms and automatically renew for an additional two years upon each second anniversary of their effective dates, unless prior notice to not renew is given. Upon a Change of Control of the Company (as defined in the agreements), the agreements automatically extend to a two-year term. Mr. Sullivan's annual base salary is $600,000. In addition, Mr. Sullivan is eligible to receive an annual bonus which is set at a target level equal to 100% of his base salary and shall be payable in the event certain performance criteria are met. Mr. Sullivan's base salary and annual bonus shall be as recommended by the Chief Executive Officer and approved by the Compensation Committee. Under the terms of the 1998 amendments, Mr. Sullivan received cash payments of $250,000 on each of March 31, 1998 and May 31, 1998. In addition, Mr. Sullivan received a loan of $750,000 which accrued interest at 7% per annum. Pursuant to the terms of the 1998 amendment, principal and interest thereon was waived on March 1, 1999. The total amount of principal and interest as of March 1, 1999 was $775,304. In addition, Mr. Sullivan received a payment of $46,474.71 representing the amount of interest and income tax on the interest which Mr. Sullivan incurred as the result of the forgiveness of the interest on the loan. Mr. Boyd's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee. In addition, under the terms of the 1998 amendments, on March 31, 1998, Mr. Boyd received a cash payment of $250,000. If prior to (or more than two years following) a Change of Control, Mr. Sullivan or Mr. Boyd is terminated without "Cause" or terminates employment for "Good Reason" (as such terms are defined in the agreements), or if Mr. Sullivan's or Mr. Boyd's agreement is not renewed, then Mr. Sullivan would receive a cash payment equal to two times the sum of his target bonus for the year in which his employment is terminated plus his base salary for the twelve month period prior to the date of termination and Mr. Boyd would receive a lump sum payment equal to two times the sum of his highest annual bonus earned in respect of the two fiscal years prior to the date of termination and his base salary during the prior twelve months. If Mr. Boyd terminates his employment under certain circumstances for Good Reason (as defined in his agreement) in 1999, he would receive a lump sum payment of $1,200,000.

         If during the two-year period following a Change of Control, Mr. Sullivan or Mr. Boyd is terminated without Cause or terminates employment for Good Reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the thirty-six-month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued welfare benefits for two years.

         If any payments made to Mr. Sullivan or Mr. Boyd pursuant to the agreements or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied.

         Each of Mr. Sullivan and Mr. Boyd is subject to a one-year non-compete provision if he voluntarily terminates employment prior to the end of the employment term, unless such termination is approved by the Board of Directors or is within the two-year period following a Change in Control. If Mr. Sullivan's agreement terminates prior to a Change in Control or following the two-year period immediately subsequent to a Change in Control as the result of termination for Good Reason, termination without Cause or the Company's failure to renew his agreement, Mr. Sullivan is subject to a two-year non-compete provision.

         The respective agreements also provide that in the event that Mr. Sullivan's or Mr. Boyd's employment with the Company terminates as a result of
(i) a termination for Good Reason or (ii) a termination by the Company without Cause (other than for Retirement or Disability), he will continue to act as a consultant to the Company until the first anniversary of his date of termination and receive compensation at a per diem rate and service as a consultant will be treated as service with the Company for purposes of determining the vested percentage of stock options and other equity awards granted as of such termination of employment. In addition, while a consultant to the Company, Mr. Boyd will continue to participate in the Company's group health plan (or if such participation is not permitted, the Company will provide such benefit on the same after-tax basis as if continued participation had been permitted). The respective agreements further provide that Mr. Sullivan and Mr. Boyd will receive no less favorable director and officer indemnification and insurance coverage than such coverage in effect from time to time for the directors and officers of the Company. In addition, the Compensation Committee has determined that Mr. Sullivan's and Mr. Boyd's options shall vest upon a Change of Control (as defined in the 1991 Stock Option Plan).

         In June 1998, Ms. Jorden entered into an employment agreement with the Company to serve as Chief Financial Officer. Ms. Jorden's agreement provides for an initial four-year term and for automatic renewal for an additional two years upon each second anniversary of its effective date, unless prior notice to not renew is given. Under the terms of her agreement, Ms. Jorden receives an annual base salary of $400,000 and a minimum annual performance bonus (in an amount no greater than 100% of her base salary) consistent with the Company's management incentive program, provided, however, that for the years 1998, 1999, 2000 and 2001 such bonus shall be guaranteed in an amount equal to 100% of her base salary. Ms. Jorden also received a sign-on bonus of $300,000 and options to acquire 300,000 shares of Common Stock under the 1991 Stock Option Plan. In addition, the Company agreed to provide Ms. Jorden with a $400,000 secured loan (the "Loan") upon the following terms: (i) interest at the lowest rate to avoid imputed income (currently 5.8%); (ii) repayable in four equal installments of principal, together with accrued interest (or earlier at Ms. Jorden's option); and (iii) the Loan will be forgiven if Ms. Jorden is terminated without Cause following a Change of Control (as both terms are defined in her agreement). As of March 1, 1999, the total amount of principal and interest outstanding on the Loan was $411,950, which is the largest aggregate amount outstanding to date. The agreement provides that Ms. Jorden's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee and that upon a Change of Control of the Company, the agreement automatically extends to a two-year term from the date of such Change of Control.

         If prior to (or more than two years following) a Change of Control, Ms. Jorden's employment with the Company is terminated without Cause, for Good Reason (each as defined in her agreement) or by notice of non-renewal, then Ms. Jorden would receive a payment (payable in 24 equal monthly installments) equal to two times the sum of her base salary during the twelve-month period immediately preceding the date of termination plus her annual bonus during the fiscal year prior to the date of termination, provided that such amount shall not be less than $1.6 million. If, during the two-year period following a Change in Control, Ms. Jorden is terminated without Cause or terminates employment for Good Reason, the Company will pay her a lump sum payment equal to two times the sum of (i) her highest annual base salary during the three-year period immediately preceding her termination date and (ii) her highest annual bonus earned in respect of the three fiscal years of the Corporation preceding the year in which the termination occurs, provide continued welfare benefits for two years and cause Ms. Jorden's options to immediately vest and become exercisable in full. The agreement also provides that if any payments made to Ms. Jorden pursuant to the agreement or otherwise would be subject to any excise tax under
Section 4999 of the Internal Revenue Code, the Company will provide her with an additional payment such that she retains a net amount equal to the payments she would have retained if such excise tax had not applied. The agreement further provides that Ms. Jorden agrees not to compete with the Company for a period of one year if she voluntarily terminates employment prior to the end of the employment term, unless such termination is for Good Reason, is approved by the Company Board of Directors or is within the two-year period following a Change in Control.

         In March 1998, the Company entered into an employment agreement with Mr. Rich for Mr. Rich to serve as the Company's Chief Administrative Officer. The agreement provides for an initial four-year term and automatic renewal for an additional two years upon each second anniversary (initially, on the fourth anniversary) of its effective date, unless prior notice to not renew is given. Under the terms of the agreement, Mr. Rich receives an annual base salary of $600,000 and a minimum annual performance bonus of $600,000. In 1998, Mr. Rich was also granted an option to acquire 800,000 shares of Company Common Stock and received a sign-on bonus of $300,000. In addition, the Company agreed to loan Mr. Rich $600,000 upon the following terms: (i) interest at the lowest rate to avoid imputed income (currently 6.1%); (ii) four-year term; (iii) interest only annually; and (iv) principal only at the end of the term or earlier at Mr. Rich's option or upon termination of Mr. Rich's employment with the Company. As of March 7, 1999, the total amount of principal and interest outstanding under Mr. Rich's loan was $630,500, which is the largest aggregate amount outstanding to date. Mr. Rich's base salary is subject to annual review by the Company's

Compensation Committee, and may be increased at the discretion of the Compensation Committee. Upon a Change in Control (as defined in the agreement), the agreement automatically extends to at least a two-year term. If prior to (or more than two years following) a Change in Control, Mr. Rich is terminated without "Cause" or terminates employment for "Good Reason" (as such terms are defined in the agreement), or if Mr. Rich's agreement is not renewed, he would receive a payment equal to the sum of his annual bonus during the fiscal year prior to the date of termination and two times his base salary during the prior twelve months, but no less than $2,400,000 to be paid over twenty-four months. The agreement further provides that if, during the two-year period following a Change in Control, Mr. Rich is terminated without Cause or terminates employment for Good Reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the thirty-six month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, continued welfare benefits for one year and full vesting of his outstanding stock options. The agreement also provides that if any payments made to Mr. Rich pursuant to the agreement or otherwise would be subject to any excise tax under
Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied. The agreement further provides that Mr. Rich agrees not to compete with the Company for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for Good Reason, is approved by the Company's Board of Directors or is within the two-year period following a Change in Control.

         The Company has entered into an employment agreement with Mr. Beauchamp for Mr. Beauchamp to serve as Senior Vice President, Information Systems effective June 29, 1998 for an initial two-year term and for automatic renewals for an additional two years upon each second anniversary of the effective date of the agreement unless prior notice not to renew is given. The agreement further provides that Mr. Beauchamp shall receive an annual base salary of $500,000 and an annual discretionary performance bonus ranging from zero to 50% of his base salary, provided, however, that his 1998 bonus payments shall be no less than $250,000. In addition, Mr. Beauchamp received a sign-on bonus of $150,000 and options to acquire 200,000 shares of Common Stock under the 1991 Stock Option Plan. In addition, the Company agreed to provide Mr. Beauchamp with a relocation package of up to $50,000 which must be repaid if Mr. Beauchamp leaves the employ of the Company for any reason within one year of relocating.

         Under the agreement, if Mr. Beauchamp is terminated without cause, the Company shall pay him an amount equal to his base salary earned during the preceding twelve months plus the annual bonus in respect of the fiscal year immediately preceding such date of termination. If Mr. Beauchamp is terminated within two years following a change of control, without cause or for good reason, then the Company shall: (i) pay Mr. Beauchamp an amount equal to two times the sum of his highest annual base salary and bonus payments earned during the preceding three-year period; (ii) cause Mr. Beauchamp's options to immediately vest and become fully exercisable; and (iii) provide health and welfare benefits for one year thereafter. The agreement further provides that Mr. Beauchamp forfeits all rights to payment under the agreement if he competes with the Company either during his employment with the Company or during the one-year period following his termination of employment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On February 23, 1998, Mr. Wiggins and the Company entered into a three year Retirement, Consulting and Non-Competition Agreement (the "Retirement Agreement") pursuant to which Mr. Wiggins retired from his position as Chairman of the Board and agreed to continue to act as a consultant to the Company for a period of three years. Under the terms of the Retirement Agreement, the Company agreed to pay Mr. Wiggins a lump sum cash payment of $3,600,000 and, during the term of the Retirement Agreement, an annual amount of $1,800,000, payable monthly. In addition, the Retirement Agreement provides that all of Mr. Wiggins' options vested immediately upon the effective date of the Retirement Agreement and that the expiration dates of the options are extended and shall continue to be exercisable until February 2002. The Retirement Agreement also provides that Mr. Wiggins will be provided certain fringe benefits and reimbursements of expenses, and that Mr. Wiggins and his dependents will be entitled to continue to participate in the Company's group health plan (or equivalent arrangements). The Retirement Agreement provides that during the term, Mr. Wiggins will not be employed by, or have a significant ownership interest in, any business which is principally and directly engaged in the operation of health maintenance organizations or the health insurance business in the United States, and will not solicit for employment any person who is at such time (or was within the one-month period prior to such solicitation) employed by the Company or any of its affiliates.

         Following disclosure of the terms of the Retirement Agreement, certain regulators, including the New York State Insurance Department, expressed concern that the cost of the Retirement Agreement would raise costs for the Company's policyholders. The Company has confirmed that the cost of the Retirement Agreement will be paid by the Company and will not be allocated directly or indirectly to its regulated subsidiaries and will have no impact on premiums for employer groups and members. The Company has suspended payments under the Retirement Agreement pending further discussions with these officials.

         The above notwithstanding, the Board of Directors carefully considered the need for a smooth management transition (including Mr. Wiggins' standing with employees as founder of the Company), Mr. Wiggins' pre-existing contractual rights and the value of an ongoing non-competition and non-solicitation agreement with Mr. Wiggins. The Board's assessment, with the advice of outside experts, was that the aforementioned agreements were reasonable. These agreements were structured not to affect the regulated subsidiaries and individual consumers and were in the best interests of the Company, its policyholders and its shareholders.

         The Company has entered into an employment agreement with Dr. Muney which provides for an initial two-year term and automatically renews for an additional two years upon each second anniversary of its effective date, unless prior notice to not renew is given. Under the terms of Dr. Muney's agreement, Dr. Muney receives an annual base salary of $350,000 and is eligible for an annual performance bonus of a minimum of 50 percent of his annual base salary. In 1998, Dr. Muney was also granted options to acquire 100,000 shares of Company Common Stock under the 1991 Stock Option Plan and received a sign-on bonus of $60,000 pursuant to his agreement. Under the agreement, Dr. Muney's base salary is subject to annual review by the Company's Compensation Committee, and may be increased at the discretion of the Compensation Committee. Upon a Change in Control (as defined in the agreement), the agreement automatically extends to a two-year term. If prior to (or more than two years following) a Change in Control, Dr. Muney is terminated without "Cause" or terminates employment for "Good Reason" (as such terms are defined in the agreement), or if Dr. Muney's agreement is not renewed, he would receive a payment equal to the sum of his annual bonus during the fiscal year prior to the date of termination and his base salary during the prior twelve months to be paid over twelve months. The agreement further provides that if, during the two-year period following a Change in Control, Dr. Muney is terminated without Cause or terminates employment for Good Reason, he would receive a lump sum payment equal to two times the sum of his highest annual rate of base salary during the thirty-six month period immediately prior to the date of termination and his highest annual bonus earned during the three fiscal years immediately preceding the date of termination, and continued welfare benefits for two years. The agreement also provides that if any payments made to Dr. Muney pursuant to the agreement or otherwise would be subject to any excise tax under Section 4999 of the Internal Revenue Code, the Company will provide him with an additional payment such that he retains a net amount equal to the payments he would have retained if such excise tax had not applied. The agreement further provides that Dr. Muney agrees not to compete with the Company for a period of one year if he voluntarily terminates employment prior to the end of the employment term, unless such termination is for Good Reason, is approved by the Company's Board of Directors or is within the two-year period following a Change in Control.

         Pursuant to the terms of the Investment Agreement dated as of February 23, 1998 (the "Investment Agreement") by and between the Company and TPG Partners II, L.P. ("TPG Partners"), certain affiliates of TPG Partners and certain assignees of TPG Partners (together, the "Investors") purchased $350 million in 245,000 shares of Series A Cumulative Preferred Stock (the "Series A Preferred Stock") and 105,000 shares of Series B Cumulative Preferred Stock (the "Series B Preferred Stock") and warrants to purchase Common Stock which enables TPG to acquire up to approximately 21.8% of Common Stock. In the Investment Agreement, the Company agreed to appoint Norman C. Payson, M.D. as its Chief Executive Officer and as a director and agreed that TPG would be entitled to nominate four additional directors. Messrs. Bonderman, Coslet, Coulter and Thiry were nominated by TPG pursuant to the Investment Agreement. In November 1998, the Company entered into an amendment to the Investment Agreement to permit certain individual affiliates of TPG Partners, including Messrs. Bonderman, Coslet and Coulter, to purchase up to 2,000,000 shares of Common Stock of the Company. On February 13, 1999, the Investors exchanged (1) each share of Series A Preferred Stock for one share of Series D Cumulative Preferred Stock (the "Series D Preferred Stock"), plus 0.061824118367 share of Series D Preferred Stock representing dividends on the Series A Preferred Stock accrued and unpaid through the date of the exchange and (2) each share of Series B Preferred Stock for one share of Series E Cumulative Preferred Stock (the "Series E Preferred Stock"), plus 0.064960295238 share of Series E Preferred Stock representing dividends on the Series B Preferred Stock accrued and unpaid through the date of the exchange. The terms of the shares of the Series D Preferred Stock are identical to the terms of the Series A Preferred Stock except that the Series D Preferred Stock accumulates cash dividends at the rate of 5.12981% per annum, payable quarterly, provided that prior to May 13, 2000, the Series D Preferred Stock accumulates dividends at a rate of 5.319521% per annum, payable annually in cash or additional shares of Series D Preferred Stock, at the option of the Company. The terms of the shares of the Series E Preferred Stock are identical to the terms of the Series E Preferred Stock except that the Series E Preferred Stock accumulates cash dividends at the rate of 14% per annum, payable quarterly, provided that prior to May 13, 2000, the Series E Preferred Stock accumulates dividends at a rate of 14.589214% per annum, payable annually in cash or additional shares of Series E Preferred Stock, at the option of the Company. In addition, prior to May 13, 2001, the holders of the Series D Preferred Stock may only use to pay the exercise price of the warrants a percentage of the total amount of Series D Preferred Stock issued on February 13, 1999 that does not exceed the percentage of the total number of shares of Series E Preferred Stock issued on February 13, 1999 that have been redeemed, repurchased or retired by the Company, or used as consideration for the exercise of warrants by the holders thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of December 31, 1997, the members of the Company's Compensation Committee were Messrs. Milligan, Scully and Adamson. On May 20, 1998, Mr. Coulter was elected to the Compensation Committee. On August 28, 1998, Mr. Adamson resigned from and Mr. Thiry was elected to the Compensation Committee.

         Mr. Coulter is a principal of TPG. In the Investment Agreement (described above), pursuant to which certain affiliates of TPG Partners, an affiliate of TPG, and certain assignees of TPG Partners purchased $350 million in shares of senior preferred stock and warrants to purchase Common Stock, the Company agreed to appoint Dr. Payson as its Chief Executive Officer and as a director and agreed that TPG would be entitled to nominate four additional directors. Messrs. Bonderman, Coslet, Coulter and Thiry were nominated by TPG pursuant to the Investment Agreement. In November 1998, the Company entered into an amendment to the Investment Agreement to permit certain individual affiliates of TPG, including Messrs. Bonderman, Coslet and Coulter, to purchase up to 2,000,000 shares of Common Stock of the Company.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with regard to the beneficial ownership of the Company's Common Stock, Series D Preferred Stock and Series E Preferred Stock as of March 1, 1999, unless otherwise indicated, by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of Common Stock, Series D Preferred Stock or Series E Preferred Stock, (ii) each director and the nominees for director, (iii) each of the executive officers named in the Summary Compensation Table and (iv) the directors and all executive officers as a group.

                                                                               OWNERSHIP(1)
                                                                               ------------
NAME                                       COMMON       PERCENT     SERIES D PREFERRED     PERCENT        SERIES E          PERCENT
                                           STOCK                           STOCK                       PREFERRED STOCK
                                           -----        --------           -----          ---------    ---------------     --------
TPG Partners II, L.P., et. al.(2)         18,024,002     16.2%          208,117.5272         80%         89,456.6648          80%
201 Main Street
Fort Worth, TX  76102
Donaldson, Lufkin &  Jenrette (3)          3,218,571      2.9%        37,163.84414286       14.29%      15,974.4044857      14.29%
277 Park Avenue
New York, NY 10172
Norman C. Payson, M.D. (4)                 3,760,998      3.4%               -                -               -                -
William M. Sullivan (5)                      658,917       *                 -                -               -                -
Jeffery H. Boyd (6)                          197,704       *                 -                -               -                -
Yon Y. Jorden (7)                                  -       *                 -                -               -                -
Marvin P. Rich (8)                           200,000       *                 -                -               -                -
Thomas A. Beauchamp (9)                            -       *                 -                -               -                -
Fred F. Nazem (10)                           440,750       *                 -                -               -                -
David Bonderman (11)                      18,025,252     16.2%          208,117.5272         80%         89,456.6648          80%
Jonathan J. Coslet (12)                        4,650       *                 -                -               -                -
James G. Coulter (13)                     18,025,252     16.2%          208,117.5272         80%         89,456.6648          80%
Robert B. Milligan, Jr. (14)                   9,375       *                 -                -               -                -
Marcia J. Radosevich, Ph.D. (15)              38,750       *                 -                -               -                -
Benjamin H. Safirstein, M.D. (16)            138,069       *                 -                -               -                -
Thomas A. Scully (17)                         57,750       *                 -                -               -                -
Kent J. Thiry (18)                             9,250       *                 -                -               -                -
Stephen F. Wiggins (19)                    3,005,840      2.7%               -                -               -                -
All Executive Officers and Directors       8,554,553      7.7%               -                -               -                -
as a Group
(16 persons) (20)

----------
*Less than one percent.


(1) Includes shares which such persons have the right to acquire beneficial ownership of within 60 days from March 1, 1999.

(2) On May 13, 1998, TPG Partners II, L.P. ("TPG Partners"), TPG Parallel II, L.P. ("TPG Parallel") and TPG Investors II, L.P. ("TPG Investors, together with TPG Partners and TPG Parallel, the "TPG Entities") acquired, in the aggregate, 196,000 shares of Series A Preferred Stock and 84,000 shares of Series B Preferred Stock with warrants to acquire, in the aggregate, 18,024,002 shares of Common Stock. On February 13, 1999, the Series A Preferred Stock owned by the TPG Entities was exchanged for 208,117.5272 shares of a new Series D Preferred Stock and the Series B Preferred Stock owned by the TPG Entities was exchanged for 89,456.6648 shares of a new Series E Preferred Stock.
(3) On May 13, 1998, certain affiliates of Donaldson, Lufkin & Jenrette Securities Corporation (the "DLJ Entities") acquired, in the aggregate, 35,000 shares of Series A Preferred Stock and 15,000 shares of Series B Preferred Stock with warrants to acquire, in the aggregate, 3,218,571 shares of Common Stock. On February 13, 1999, the Series A Preferred Stock owned by the DLJ Entities was exchanged for 37,163.84414283 shares of a new Series D Preferred Stock and the Series B Preferred Stock owned by the DLJ Entities was exchanged for 15,974.40442859 shares of a new Series E Preferred Stock.
(4) Includes 1,116,668 shares of Common Stock issuable upon exercise of stock options. Dr. Payson currently holds unvested options to purchase 1,883,332 additional shares of Common Stock.
(5) Includes 471,132 shares of Common Stock issuable upon exercise of stock options and 6,450 shares of Common Stock held by the Sullivan Family Foundation. Mr. Sullivan disclaims beneficial ownership of the shares of Common Stock held by the Sullivan Family Foundation. Mr. Sullivan currently holds unvested options to purchase 457,000 additional shares of Common Stock.
(6) Includes 190,148 shares of Common Stock issuable upon exercise of options and shares held in the Savings Plan. Mr. Boyd currently holds unvested options to purchase 340,000 additional shares of Common Stock.
(7) Ms. Jorden currently holds unvested options to purchase 300,000 shares of Common Stock.
(8) Mr. Rich currently holds unvested options to purchase 600,000 additional shares of Common Stock.
(9) Mr. Beauchamp currently holds unvested options to purchase 200,000 shares of Common Stock.
(10) Includes 418,750 shares of Common Stock issuable upon exercise of stock options. Mr. Nazem currently holds unvested options to purchase 31,250 additional shares of Common Stock.
(11) Includes 1,250 shares of Common Stock issuable upon exercise of options, 18,024,002 shares Common Stock issuable upon the exercise of warrants currently owned by the TPG Entities, 208,117.5272 shares of Series D Preferred Stock currently owned by the TPG Entities and 89,456.6648 shares of Series E Preferred Stock currently owned by the TPG Entities. Mr. Bonderman, a director of the Company, is a director, executive officer and stockholder of TPG Advisors II, Inc. ("TPG Advisors"). TPG Advisors is the general partner of TPG GenPar II, L.P., which is, in turn, the general partner of each of TPG Partners, TPG Parallel and TPG Investors. Mr. Bonderman currently holds unvested options to purchase 3,750 additional shares of Common Stock.
(12) Includes 1,250 shares of Common Stock issuable upon exercise of options. Mr. Coslet currently holds unvested options to purchase 3,750 additional shares of Common Stock.
(13) Includes 1,250 shares of Common Stock issuable upon exercise of options, 18,024,002 shares Common Stock issuable upon the exercise of warrants currently owned by the TPG Entities, 208,117.5272 shares of Series D Preferred Stock currently owned by the TPG Entities and 89,456.6648 shares of Series E Preferred Stock currently owned by the TPG Entities. Mr. Coulter, a director of the Company, is a director, executive officer and stockholder of TPG Advisors II, Inc. ("TPG Advisors"). TPG Advisors is the general partner of TPG GenPar II, L.P., which is, in turn, the general partner of each of TPG Partners, TPG Parallel and TPG Investors. Mr. Coulter currently holds unvested options to purchase 3,750 additional shares of Common Stock
(14) Includes 9,375 shares of Common Stock issuable upon exercise of options. Mr. Milligan currently holds unvested options to purchase 6,250 additional shares of Common Stock.
(15) Includes 38,750 shares of Common Stock issuable upon exercise of options. Dr. Radosevich currently holds unvested options to purchase 6,250 additional shares of Common Stock.
(16) Includes 91,250 shares of Common Stock issuable upon exercise of options, 18,937 shares of Common Stock held by Dr. Safirstein's spouse and children and 3,664 shares of Common Stock held by the Safirstein Family Trust. Dr. Safirstein disclaims beneficial ownership of the shares of Common Stock held by his spouse and children and the Safirstein Family Trust. Dr. Safirstein currently holds unvested options to purchase 33,750 additional shares of Common Stock.
(17) Includes 57,750 shares of Common Stock issuable upon exercise of options. Mr. Scully currently holds unvested options to purchase 6,250 additional shares of Common Stock.
(18) Includes 1,250 shares of Common Stock issuable upon exercise of options. Mr. Thiry currently holds unvested options to purchase 3,750 additional shares of Common Stock.
(19) Includes 1,356,040 shares of Common Stock issuable upon exercise of options.
(20) These numbers include 3,979,863 shares of Common Stock issuable upon exercise of options but do not include shares of

         Common Stock, Series D Preferred Stock or Series E Preferred Stock attributable to Messrs. Bonderman and Coulter as a result of their relationship to TPG Advisors described above.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE

         Compensation Philosophy

         The Compensation Committee of the Board is responsible for reviewing the Company's executive compensation program and policies each year and determining the compensation of the Company's executive officers. The Company's compensation programs and policies are designed to provide incentives that account for value delivered to the Company's stockholders and that attract and retain individuals of outstanding ability in key positions. The Committee recognizes (i) individual performance and the performance of the Company in addressing immediate financial and operational challenges, (ii) the Company's performance relative to the performance of other companies of comparable size, complexity and quality, and (iii) performance that supports both the short-term and long-term goals of the Company. In 1998, the Compensation Committee sought to establish compensation programs which would aid in the recruitment of experienced managers and retention of key managers to help develop and implement plans to improve the Company's financial and operating performance ("turnaround plan"). This required providing incentives tied to enhancing shareholder value and mitigating the risks associated with the Company's ongoing financial losses. In addition to exercising its business judgment, the Committee has also sought the advice of nationally recognized consultants in developing its executive compensation policies and agreements. The Committee believes that the executive compensation program includes elements which, taken together, constitute an appropriate method of establishing total compensation for senior management given the circumstances applicable to the Company.

         The compensation of the Company's executive officers, including the executives named herein and the Chief Executive Officer, consists of four key components: (i) base salary; (ii) annual incentive bonus; (iii) amounts deferred and matching contributions by the Company under a long-term deferred compensation plan; and (iv) stock options. The compensation packages are designed to set total compensation at levels comparable to total compensation paid to similarly positioned executives at peer companies selected and reviewed by the Committee and its consultants. An executive's total compensation relative to the range paid by the peer companies depends upon the executive's experience, level and scope of responsibility within the Company and individual performance. The majority of the Company's executive officers have employment agreements that establish base salary and bonus opportunities and that were entered into following arm's length negotiations with the respective executive officers.

         Compensation of Chief Executive Officers

         During 1998, two individuals served as the Company's Chief Executive Officer. Mr. Sullivan served as the Company's Chief Executive Officer from the beginning of the year until May 13, 1998 when Dr. Payson assumed the role. Mr. Sullivan continues to serve as the President of the Company.

         Compensation for Dr. Payson was principally determined with reference to Dr. Payson's Employment Agreement (the "Payson Agreement"), which was the subject of arm's length negotiations between representatives of the Committee and Dr. Payson. In arriving at the terms of the Payson Agreement, the Committee considered the need to provide incentives which would encourage an executive with Dr. Payson's experience and background to join the Company as Chief Executive Officer and align his personal interests with those of the Company's shareholders. Accordingly, Dr. Payson's compensation principally consists of 3,000,000 stock options, which provide value to Dr. Payson only if there is appreciation in the price of the Company's Common Stock. The options vest over a four-year period. In addition, the Payson Agreement required that Dr. Payson personally invest $10 million through purchase of the Company's Common Stock and provides substantial transfer restrictions on both the purchased and option shares. In the Committee's view, these provisions should provide significant incentives for Dr. Payson to work to enhance shareholder value given the extent of his personal investment in the Company's Common Stock. The Payson Agreement also provided for salary and bonus payments aggregating $700,000 in 1998.

         In 1998, Mr. Sullivan's employment agreement was amended to compensate Mr. Sullivan for his efforts in connection with development and implementation of the Company's turnaround plan. Mr. Sullivan's cash compensation in 1998 was determined pursuant to the amended agreement and consisted primarily of base salary, which was increased to $600,000 per annum, bonus compensation totaling $500,000 and a loan of $750,000 (principal and interest on the loan was forgiven on March 1, 1999 pursuant to the agreement). In addition, Mr. Sullivan was granted options to purchase 400,000 shares of the Company's Common Stock. The Committee increased Mr. Sullivan's salary to be commensurate with that paid to executives with similar responsibilities in peer companies. The bonus and loan payments were designed to retain Mr. Sullivan during the transition of the

Company's management in connection with the turnaround plan. Stock option grants to Mr. Sullivan were intended to align Mr. Sullivan's interests with those of the Company's stockholders and provide Mr. Sullivan with increased long-term incentives to promote enhancement of shareholder value. In determining the amount of stock options to be granted to Mr. Sullivan, the Committee considered the value of Mr. Sullivan's existing stock options and amounts of stock options granted to executives with similar responsibilities at peer companies. In addition, Mr. Sullivan's employment agreement was amended to reflect the transition of his role from Chief Executive Officer to President of the Company.

         Compensation of Executive Officers

         In 1998, the Company entered into employment agreements with several new executive officers, including Messrs. Muney, Rich and Beauchamp and Ms. Jorden. The compensation to these executives under their employment agreements consists primarily of base salary, bonus compensation and grants of stock options at the time of joining the Company. Certain of the agreements for newly hired executive officers provide for guaranteed bonuses as an inducement to join the Company, to mitigate the risks associated with the Company's financial losses and to compensate for lost bonus opportunities at previous employers. Several of the newly hired executives were also given loans or cash payments, in part, to assist in relocation or in lieu of compensation foregone from a previous employer. Stock option grants were determined by the Committee based on grants to similarly positioned executives at peer companies and a determination of the level of grant needed to provide adequate incentives to join the Company and promote enhancement of shareholder value. The Committee's evaluation of such awards was also based on several other factors, including (i) the ability of the officer to contribute to enhancement of the value of the Company's Common Stock and (ii) the long-term compensation opportunities available to the officer at his or her prior employer and the extent to which such officer had to forfeit any such opportunities by accepting employment with the Company.

         In 1998, Mr. Boyd was paid a bonus of $250,000 under an amendment to his employment agreement which was intended to compensate him for his efforts in connection with negotiating and completing the Company's bridge financing and recapitalization in early 1998 and to encourage retention of Mr. Boyd during the Company's management transition. Stock option grants to Mr. Boyd were intended to provide him with long-term incentives to promote enhancement of shareholder value. In determining the amount of stock options to be granted to Mr. Boyd, the Committee considered the value of Mr. Boyd's existing stock options and amounts of stock options granted to executives with similar responsibilities at peer companies.

         Report on Repricing of Stock Options

         Stock options were granted under the 1991 Stock Option Plan to all employees of the Company in August 1997 with an exercise price of $74.00 per share. Subsequent to this grant, the market price of the Common Stock suffered a significant decline. In order to ensure that the options granted in August would provide a meaningful incentive to motivate and retain employees, Company employees were given the opportunity to cancel such options and receive in exchange a like number of options granted as of January 2, 1998 with an exercise price of $17.125. All of the Directors and executive officers named herein were excluded from the reissuance grant. For the same reason, as of October 1, 1998, the Company offered holders of stock options which were granted in 1995-1997 and had exercise prices between $20 and $85 the right to exchange such options for new options granted at the then current market value of $9.875 per share on the basis of two old options for one new option. The new options vest over a period of three years. The Directors and executive officers named herein were not permitted to participate in this exchange.

         In connection with the ongoing compensation plans, the Committee intends to continue to promote compensation structures which, in the Committee's opinion, provide features which properly align the Company's executive compensation with corporate performance and the interest of its shareholders and which offer competitive compensation relevant to comparable opportunities in the marketplace.

                                       The Compensation Committee
                                       Robert B. Milligan, Jr.
                                       James G. Coulter
                                       Thomas A. Scully
                                       Kent J. Thiry

                                PERFORMANCE GRAPH

         The following graph compares the change in the Company's cumulative total return on its Common Stock to (a) the change in the cumulative total return on the stocks included in the NASDAQ Composite Index for U.S. Companies and (b) the change in the cumulative total return on the stocks included in NASDAQ Health Services Index assuming an investment of $100 made on December 31, 1992 and comparing relative values on December 31, 1993, 1994, 1995, 1996, 1997 and 1998. All of these cumulative total returns are computed assuming the reinvestment of dividends at the frequency with which dividends were paid during the period. Note that the Common Stock price performance shown below should not be viewed as being indicative of future performance.

                                       12/31/92    12/31/93     12/31/94     12/31/95       12/31/96    12/31/97     12/31/98
                                       --------    --------     --------     --------       --------    --------     --------
Oxford Health Plans, Inc.              $100.00     187.60       280.52       522.98         829.15      220.35       210.61
NASDAQ Stock Market Index              $100.00     114.79       112.20       158.70         195.15      239.46       336.56
NASDAQ Health Services Stock Index     $100.00     115.38       123.79       157.04         156.79      159.79       137.03

                               PROPOSAL NUMBER TWO

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         Following the recommendation of its Audit Committee, the Company's Board of Directors has appointed and recommends shareholder approval of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Representatives of Ernst & Young LLP will be present at the Meeting to respond to appropriate questions and to make such statements as they may desire.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

                               GENERAL INFORMATION

                              INDEPENDENT AUDITORS

      KPMG LLP was the Company's independent auditors for the year ended December 31, 1997. On June 9, 1998, the Company appointed Ernst & Young LLP as the Company's independent auditors. Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

         The Company dismissed KPMG LLP as the independent auditors of the Company, effective June 2, 1998. The Company selected the firm of Ernst & Young LLP to serve as the independent auditors of the Company, commencing June 9, 1998. The reports of KPMG LLP on the financial statements of the Company for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. This change in accountants was approved by the Audit Committee of the Board of Directors of the Company. During the Company's two most recent fiscal years and through June 2, 1998, there were no disagreements with KPMG LLP concerning accounting principles or practices, financial statement disclosures or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused KPMG LLP to make reference thereto in their report on the financial statements for such years, and there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company provided KPMG LLP with a copy of the disclosure contained herein and requested that KPMG LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of such letter, dated June 9, 1998, is filed as an exhibit to the Company's Form 8-K filed on June 9, 1998 with the Securities and Exchange Commission.

                              STOCKHOLDER PROPOSALS

      In order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 2000 annual meeting of stockholders, any proposal by a record holder of Common Stock must be received by the Company at its principal offices in Norwalk, Connecticut on or before December 3, 1999. In addition, under the Company's bylaws, any proposal for consideration at the 2000 annual meeting of stockholders submitted by a stockholder outside of the processes of Rule 14a-8 under the Securities Exchange Act of 1934 will be considered untimely unless it is received by the Company on or before February 28, 2000 and is otherwise in compliance with the requirements set forth in the Company's bylaws.

                                  SOLICITATION

      All costs and expenses associated with soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. In addition, the Company has retained Georgeson & Company Inc., a proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated not to exceed $7,500 plus expenses. The total amount of such expenses will be borne by the Company.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Board of Directors is not aware of any other business or matters to be presented for consideration at the Meeting other than as set forth in the Notice of Meeting attached to this Proxy Statement. However, if any other business shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority on the individuals named to vote the shares represented by such proxy as to any such matters.

                       ANNUAL REPORT ON FORM 10-K/A NO. 1

      THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH BENEFICIAL HOLDER OF ITS COMMON STOCK ON THE RECORD DATE, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A NO. 1 FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE COMMISSION. ANY SUCH REQUEST SHOULD BE MADE IN WRITING TO INVESTOR RELATIONS DEPARTMENT, OXFORD HEALTH PLANS, INC., 800 CONNECTICUT AVENUE, NORWALK, CONNECTICUT 06854.

PROXY                       OXFORD HEALTH PLANS, INC.                      PROXY

                  PROXY FOR 1999 ANNUAL MEETING ON MAY 13, 1999
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Norman C. Payson, M.D., Chief Executive Officer, and Jeffery H. Boyd, Executive Vice President and General Counsel, and each of them, attorneys with full power of substitution, to vote as directed below all shares of Common Stock of Oxford Health Plans, Inc. registered in the name of the undersigned, or which the undersigned may be entitled to vote, at the 1999 Annual Meeting to be held at the Stamford Marriott, Two Stamford Forum, 243 Tresser Boulevard, Stamford, CT 06901, on May 13, 1999, 10:00 a.m. and at any adjournment or postponement thereof.

     1. ELECTION OF DIRECTORS

____ FOR Fred F. Nazom      ____ WITHHOLD AUTHORITY to vote for Fred F. Nazom
____ FOR Thomas A. Scully   ____ WITHHOLD AUTHORITY to vote for Thomas A. Scully
____ FOR James G. Coulter   ____ WITHHOLD AUTHORITY to vote for James G. Coulter

     2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR FISCAL YEAR 1999.

                  ____ FOR     ____ AGAINST     ____ ABSTAIN

     3. AS SUCH PROXIES MAY IN THEIR DISCRETION DETERMINE IN RESPECT OF ANY OTHER BUSINESS PROPERLY TO COME BEFORE SAID MEETING (THE BOARD OF DIRECTORS KNOWING OF NO SUCH OTHER BUSINESS).

                THE DIRECTORS RECOMMEND A VOTE FOR ITEMS 1 AND 2.

                           (Continued on reverse side)

(Continued from other side)


                                        UNLESS THE SHAREHOLDER DIRECTS
                                        OTHERWISE, THIS PROXY WILL BE VOTED FOR
                                        ITEMS 1 AND 2.

                                        VOTE BY PROXY CARD: DATE, SIGN AND
                                        RETURN TO PROXY SERVICES, EQUISERVE, PO
                                        BOX 8040, BOSTON, MA 02266-8040.

                                        Dated ____________________________, 1999

                                        ________________________________________

                                        ________________________________________
                                              Signature of Shareholder(s)
                                        (Please sign in the same form as name
                                        appears hereon. Executors and other
                                        fiduciaries should indicate their
                                        titles. If signed on behalf of a
                                        corporation, give title of officer
                                        signing.)


                                        ______ I plan on attending the Meeting